PAN ASIA MINING CORP.

                        CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

                        DECEMBER 31, 2000, 1999 AND 1998






AUDITORS' REPORT

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            LABONTE & CO.
-----------------------------------------
C H A R T E R E D   A C C O U N T A N T S
-----------------------------------------
                                                  1205 - 1095 WEST PENDER STREET
                                                  VANCOUVER,  BC  CANADA
                                                  V6E  2M6
                                                  TELEPHONE     (604)  682-2778
                                                  FACSIMILE     (604)  689-2778
                                                  EMAIL        RJL@LABONTECO.COM




                                AUDITORS' REPORT
--------------------------------------------------------------------------------


To the Board of Directors and Shareholders of Pan Asia Mining Corp.

We have audited the consolidated balance sheets of Pan Asia Mining Corp as at December 31, 2000 and 1999 and the consolidated statements of loss and deficit and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998 in accordance with Canadian generally accepted accounting principles.




                                                           CHARTERED ACCOUNTANTS



Vancouver,  B.C.
May  18,  2001

                                   PAN ASIA MINING CORP.

                                CONSOLIDATED BALANCE SHEETS
                              (EXPRESSED IN CANADIAN DOLLARS)


                                             September 30,    December 31,    December 31,
                                                 2001             2000            1999
==========================================================================================
                                              (Unaudited)
                   ASSETS
CURRENT
 Cash                                       $       16,540   $      46,095   $      22,495
 Receivables and advances                            9,707           8,141               -
 Taxes recoverable                                  10,900          35,078          14,420
 Diamonds held for resale                          198,353         237,404               -
 Prepaids and deposits                              10,000          27,000          10,310
-------------------------------------------------------------------------------------------

                                                   245,500         353,718          47,225

INTEREST IN MINERAL PROPERTIES (Note 5)          3,864,417       3,576,794      21,302,351
CAPITAL ASSETS, net of amortization                 39,368          49,298          76,258
-------------------------------------------------------------------------------------------

                                            $    4,149,285   $   3,979,810   $  21,425,834

                LIABILITIES

CURRENT
 Accounts payable and accrued liabilities   $      403,365   $     312,444   $     647,732
 Note payable                                            -               -          28,674
 Due to related parties (Note 8)                   316,653         160,467         358,616
-------------------------------------------------------------------------------------------
                                                   720,018         472,911       1,035,022
-------------------------------------------------------------------------------------------

           SHAREHOLDERS' EQUITY

SHARE CAPITAL (Note 6)                          34,698,719      34,106,219      31,160,947
WARRANT SUBSCRIPTIONS (Note 6)                     307,225         307,225         264,980
DEFICIT                                        (31,576,677)    (30,906,545)    (11,035,115)
-------------------------------------------------------------------------------------------

                                                 3,429,267       3,506,899      20,390,812
-------------------------------------------------------------------------------------------

                                            $    4,149,285   $   3,979,810   $  21,425,834
===========================================================================================


CONTINUANCE OF OPERATIONS (Note 1)


APPROVED ON BEHALF OF THE BOARD:

/S/ James Poe                            /s/ George LaForme
-------------------------------          --------------------------------------
James Poe - Director                     George LaForme  -  Director


    The accompanying notes are an integral part of these consolidated financial statements

                                       PAN ASIA MINING CORP.

                            CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
                                  (EXPRESSED IN CANADIAN DOLLARS)



                                             Nine months     Year ended   Year ended   Year ended
                                                ended         December     December     December
                                            September 30,     31, 2000     31, 1999     31, 1998
                                                2001
===================================================================================================
                                             (Unaudited)
EXPENSES
 Bank charges, interest and finance fee    $        6,010   $    61,861   $    51,570  $   180,253
 Consulting fees                                  118,946        33,368       313,537      346,543
 Amortization                                       9,930        11,287        19,712       20,396
 Investor relations                                 9,383        20,265             -       25,217
 Management fees                                  128,989       178,262       144,800      117,600
 Office and general                               146,256       240,355       305,550      382,299
 Professional fees                                109,668       159,232       177,397      255,926
 Transfer agent and filing fees                     3,666        23,216        23,841       32,462
 Travel, accommodation and promotion               99,207       114,574       117,681       33,622
---------------------------------------------------------------------------------------------------

NET LOSS BEFORE THE FOLLOWING                     632,055       842,420     1,154,088    1,394,318
WRITE-DOWN OF MINERAL PROPERTIES (Note 5)          42,653    18,669,081     7,673,888            -
BUSINESS INVESTIGATION COSTS                            -       364,133             -            -
GAIN ON SALE OF CAPITAL ASSETS                          -        (4,204)            -            -
GAIN ON SALE OF DIAMONDS                           (4,576)            -             -            -
---------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD                           670,132    19,871,430     8,827,976    1,394,318

DEFICIT, BEGINNING OF PERIOD                   30,906,545    11,035,115     2,207,139      812,821
---------------------------------------------------------------------------------------------------

DEFICIT, END OF PERIOD                     $   31,576,677   $30,906,545   $11,035,115  $ 2,207,139
===================================================================================================



LOSS PER SHARE                             $        0.014   $      0.40   $      0.27  $      0.08
===================================================================================================


    The accompanying notes are an integral part of these consolidated financial statements

                                              PAN ASIA MINING CORP.

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (EXPRESSED IN CANADIAN DOLLARS)


                                                   Nine months      Year ended      Year ended      Year ended
                                                      ended        December 31,    December 31,    December 31,
                                                  September 30,        2000            1999            1998
                                                      2001
================================================================================================================
                                                   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the period                        $     (670,132)  $ (19,871,430)  $  (8,827,976)  $  (1,394,318)
  Adjusted for items not involving cash:
    - amortization                                        9,930          11,287          19,712          20,396
    - accrued interest                                        -          13,333          18,204          78,806
    - finance fee                                             -               -          14,400               -
    - write-down of mineral properties                   42,653      18,669,081       7,673,888               -
    - gain on sale of capital assets                          -          (4,204)              -               -
----------------------------------------------------------------------------------------------------------------

                                                       (617,549)     (1,181,933)     (1,101,772)     (1,295,116)
  Net changes in non-cash working capital items
    receivables and advances                             (1,566)         (8,141)          8,579          10,183
    taxes recoverable                                    24,178         (20,658)         11,319          (4,316)
    prepaids and deposits                                17,000         (16,690)          2,149          (1,367)
    accounts payable and accrued liabilities             90,921        (150,840)        405,673         609,058
----------------------------------------------------------------------------------------------------------------

Cash flows used in operating activities                (487,016)     (1,378,262)       (674,052)       (681,558)
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from (repayments to) related parties         156,186        (198,149)        (77,909)       (785,936)
  Issuance of shares for cash                           592,500       2,747,491       2,412,709       1,201,238
  Note payable                                                -         (28,674)        (25,000)        (12,000)
  Warrant subscriptions                                       -          42,245         264,980         498,000
----------------------------------------------------------------------------------------------------------------

Cash flows from financing activities                    748,686       2,562,913       2,574,780         901,302
----------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of capital assets                        -          34,163               -               -
  Acquisition of mineral properties                           -               -      (1,783,530)       (105,625)
  Exploration and development costs                    (330,276)       (943,524)        (91,112)       (100,388)
  Acquisition of diamonds                                39,051        (237,404)              -               -
  Acquisition of capital assets                               -         (14,286)        (45,119)           (310)
----------------------------------------------------------------------------------------------------------------

Cash flows used in investing activities                (291,225)     (1,161,051)     (1,919,761)       (206,323)
----------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH DURING THE PERIOD           (29,555)         23,600         (19,033)         13,421

CASH, BEGINNING OF PERIOD                                46,095          22,495          41,528          28,107
----------------------------------------------------------------------------------------------------------------

CASH, END OF PERIOD                              $       16,540   $      46,095   $      22,495   $      41,528
================================================================================================================


     Supplemental disclosure for non-cash operating, financing and investing activities (Note 8)

    The accompanying notes are an integral part of these consolidated financial statements

                              PAN ASIA MINING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

                        DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
                         (Expressed in Canadian Dollars)

NOTE  1  -  CONTINUANCE  OF  OPERATIONS  AND  BASIS  OF  PRESENTATION
--------------------------------------------------------------------------------

The Company is in the process of acquiring interests in mineral property joint ventures in China and has not yet determined whether certain of these properties contain reserves that are economically recoverable. The recoverability of amounts recorded for mineral properties and related deferred costs is dependent upon the confirmation of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the acquisition of its joint venture interests and to further development of these mining operations, and future profitable production or proceeds from the disposition thereof.

At September 30, 2001 the Company has a working capital deficiency of $474,518 and is committed to contribute a minimum of approximately $7,800,000
(US$5,048,100) to earn its 50% interest in the Chinese joint ventures and continues to realize substantial losses. Accordingly, the ability of the Company to continue normal operations as a going concern and realize the carrying value of its assets and discharge its liabilities in the normal course of business is dependent upon raising additional investment and working capital.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
--------------------------------------------------------------------------------

BASIS  OF  PREPARATION
These financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles. Except as indicated in Note 10, they also comply, in all material respects, with generally accepted accounting principles in the United States.

PRINCIPLES  OF  CONSOLIDATION
These financial statements have been prepared on a consolidated basis and include the accounts of the Company and its wholly-owned subsidiaries GFPL and Winluck as described in Notes 3 and 4.

INTEREST  IN  MINERAL  PROPERTIES
The Company capitalizes the acquisition costs of mineral properties and related exploration and development costs. These costs, which do not necessarily reflect present values, will be amortized over the estimated useful lives of the properties upon commencement of commercial production using the unit-of-production method. Costs relating to mineral properties which are sold or abandoned are written off when such events occur. Management reviews the carrying value of its mineral properties and if it is determined that there has been an impairment in the carrying value a write-down is recorded to the estimated net realizeable value. The operations of the Chinese joint ventures will not be included in the accounts of the Company using the proportionate consolidation method until the Company has earned its 50% contractual interests. Refer to Notes 3, 4 and 5.

FOREIGN  CURRENCY  TRANSLATION
The financial statements are presented in Canadian dollars. Foreign denominated monetary assets and liabilities are translated to their Canadian dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary items are translated at historical exchange rates, except for items carried at market value, which are translated at the rate of exchange in effect at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Exchange gains or losses arising on foreign currency translation are included in the determination of operating results.

LOSS  PER  SHARE
The Company has adopted the new accounting recommendations of the Canadian Institute of Chartered Accountants relating to the computation and disclosure of earnings (loss) per share. Under the new standard, the treasury stock method is used to determine the dilutive effect of stock options and other dilutive instruments. The treasury stock method assumes that proceeds received from in-the-money stock options are used to repurchase common shares at the prevailing market rate.

Basic loss per share figures have been calculated using the weighted monthly average number of shares outstanding during the respective periods. Diluted loss per share figures are equal to those of basic loss per share for each year since the effects of warrants and stock options have been excluded as they are anti-dilutive.

PAN ASIA MINING CORP                                                      PAGE 2
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CON'T)
--------------------------------------------------------------------------------

USE  OF  ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

STOCK-BASED  COMPENSATION
The  Company has granted stock options to officers and directors as described in
Note 6. No compensation expense is recognized when stock options are issued. The consideration paid on the exercise of stock options is credited to share capital when the shares are issued.

FINANCIAL  INSTRUMENTS
The fair value of the Company's current assets and current liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company operates in foreign jurisdictions, giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

INCOME  TAXES
The Company has adopted the new recommendations of the Canadian Institute of Chartered Accountants concerning accounting for future income taxes. The adoption of this policy had no effect on the previously reported financial position or results of operations. Future income taxes are recognized for the future income tax consequences attributable to differences between financial statement carrying values and their corresponding tax values (temporary differences). Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future income tax assets recognized is limited to the amount that, in the opinion of management, is more likely than not to be realized. Due to the uncertainty of realization, to date a full valuation allowance has been recorded.


NOTE  3  -  GOLD  FIELD  (PACIFIC)  LIMITED  ("GFPL")
--------------------------------------------------------------------------------

Effective July 23, 1997 the Company completed the acquisition of GFPL, a private company incorporated in Hong Kong which holds a contractual interest in a Sino-Foreign joint venture company which holds certain mining and exploration interests including the Huixian mine in Zouping County, Shandong Province, People's Republic of China.

Consideration  for  the  acquisition  consisted  of:

i. An initial payment of 4,600,000 special warrants in the Company ("GFPL special warrants"), of which 1,426,000 were exercised on closing and 3,174,000 of said special warrants are held in escrow subject to closing of an additional $3,174,000 in equity or convertible debenture financing after July 9, 1997. Each GFPL special warrant is exchangeable for one common share in the capital stock of the Company without further consideration. During 2000 the 3,174,000 GFPL special warrants were exercised in full.

ii. 5,000,000 performance escrow shares in the Company, to be released from escrow at the rate of one share per $2.00 of exploration expenditures by the joint venture, any shares not released at the end of five years will be cancelled.

iii. A five year convertible debenture in the amount of $1,500,000, which was converted into 1,666,667 shares.

iv. The transfer of 107,143 principal escrow shares in the Company and the issuance of an additional 642,857 principal escrow shares;

v. The Company will pay, for a period of five years, US$5.00 per ounce on the Company's interest of gold or gold equivalent on any mineral production exceeding 300,000 ounces of gold from the Huixian mine license area, to be paid in cash or shares in the Company issued at the then current market price;

PAN ASIA MINING CORP                                                      PAGE 3
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE  3  -  GOLD  FIELD  (PACIFIC)  LIMITED  ("GFPL")  (CON'T)
--------------------------------------------------------------------------------

vi. The Company will pay, for a period of 10 years, an amount equal to 20% of GFPL's interest in any economically viable ore-body found within the Zouping Exploration License area, within 30 days of commencement of commercial production, to be paid in shares of the Company issued at the then current market price of the shares;

vii. The  Company  assumed  the  obligation  to  pay  GFPL's  debt of $1,388,500
     (US$1,000,000)  which  was  settled  in  exchange  for  636,927  shares.

In connection with the acquisition, a finder's fee of 750,000 shares of the Company is payable, of which 350,000 shares were issued on closing and the remaining 400,000 will be issuable on the basis of 1.25 finder's fee shares for every 25 performance shares released from escrow.


NOTE  4  -  WINLUCK  (BAHAMAS)  LTD.  ("WINLUCK")
--------------------------------------------------------------------------------

On October 10, 1997 the Company completed the acquisition of all the outstanding shares of Winluck, a private Bahamian company which owns three Hong Kong companies, VVS1 Limited, China Best (Asia) Limited and Crystal Bright (Asia) Limited, each of which holds the right to earn a 50% contractual interest in a Sino-Foreign joint venture company located in Shandong Province, the People's Republic of China. The joint venture companies own a producing diamond mine and other exploration properties in China.

The Company issued 6,953,846 shares valued at $22,600,000 and assumed a debt of $250,000.


NOTE  5  -  INTEREST  IN  MINERAL  PROPERTIES
--------------------------------------------------------------------------------

                                        Exploration
                                            and        Accumulated        TOTAL
            Acquisition       JV        Development        Write       September 30,   December 31,   December 31,
               Costs       Advances        Costs           Downs           2001            2000           1999
            =======================================================================================================
                                                                       (Unaudited)
701 JV      $ 14,145,510  $2,272,100  $      1,139,992  $ 14,145,509  $     3,412,093  $   3,157,420  $  16,642,640
702 JV         4,714,430     321,505           123,608     5,159,542                1              1              1
703 JV         3,356,975     291,660           160,661     3,356,974          452,322        419,372      3,659,710
Huixian JV             -   3,060,248           663,352     3,723,599                1              1      1,000,000
            -------------------------------------------------------------------------------------------------------
            $ 22,216,915  $5,945,513  $      2,087,613  $ 26,342,969  $     3,864,417  $   3,576,794  $  21,302,351
            =======================================================================================================

701  CHANGMA  DIAMOND  MINE  PROPERTY
Pursuant to an agreement dated February 3, 1994, as amended July 1, 1994, VVS1 Limited has a contractual right to acquire a 50% joint venture interest in the 701 Changma Diamond Mine located in the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$3,000,000 of which US$1,566,013 has been paid to date. The joint venture parties have agreed to revise the original terms for the balance of payments which are subject to mutually agreeable terms. The Changma open-pit mine is currently in operation at a minimal level, however, due to the uncertainty of raising sufficient funding to complete the joint venture capital contributions the Company wrote down the carrying value of its joint venture interest to $3,157,420 at December 31, 2000.

During 2001, the Company renegotiated certain terms of the 701 Joint Venture Contract including proposed 2001 capital contributions, subject to certain other conditions, as follows:

     -   US$300,000  due  by  March  31,  2001;
     -   US$200,000  due  by  April  15,  2001;
     -   US$350,000  due  by  June  30,  2001,  on  a  best  efforts basis; and
     -   Any  remaining  balance  due  by  September  30,  2001.

PAN ASIA MINING CORP                                                      PAGE 4
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE  5  -  INTEREST  IN  MINERAL  PROPERTIES  (CON'T)
--------------------------------------------------------------------------------

In connection to the above, a director of the Company agreed to the loan the Company an aggregate of 5,000,000 common shares of the Company for a period of one year at an interest rate of prime plus 5% plus 20% bonus shares, subject to regulatory approval. These shares will be sold by the Company to fund the 701 Joint Venture payments. To September 30, 2001, the Company has been unable to fund any of the above payments and is currently re-negotiating the terms for payment of the balance of the required capital contributions of $1,433,987.

702  DIAMOND  PROPERTIES
Pursuant to an agreement dated January 31, 1994, China Best (Asia) Limited has a contractual right to acquire a 50% joint venture interest in the 702 diamond properties located in the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$5,000,000 of which US$231,626 has been paid to date. Due to the inability to raise further funding during 1999 management decided to suspend pursuing this joint venture and the carrying value was written down to $1 at December 31, 1999.

703  DIAMOND  PROPERTIES
Pursuant to an agreement dated August 22, 1996, Crystal Bright (Asia) Limited has a contractual right to acquire a 50% joint venture interest in the 703 diamond properties located in the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$1,500,000 of which US$202,000 has been paid to date. The joint venture parties have agreed to revise the original terms for the balance of payments which are subject to mutually agreeable terms. Due to the uncertainty of raising sufficient funding to complete the joint venture capital contributions, the Company wrote down its carrying value to $419,372 at December 31, 2000. The Company has commenced negotiations with its joint venture partners to consolidate the 701, 702, and 703 projects into one joint venture.

HUIXIAN  COPPER/GOLD  MINE  PROPERTY
Pursuant to an agreement dated February 4, 1994, as amended August 29, 1997, GFPL has a contractual right to acquire a 50% joint venture interest in the Huixian copper/gold mine and related exploration properties located in Shandong Province, the People's Republic of China. To earn its 50% interest the Company must contribute a total of US$4,500,000 of which US$2,183,887 has been paid to date. The Huixian mine is not operating and requires additional capital. Due to the inability to raise further funding for development the Company wrote down the carrying value of its joint venture interest to $1 at December 31, 2000.

NOTE  6  -  SHARE  CAPITAL
--------------------------------------------------------------------------------------

Authorized:  unlimited  number  of  common  shares  without  par  value

                                                                Shares       Value
                                                              ------------------------
Issued:
Balance at December 31, 1998                                  25,746,013  $27,270,462
Issued during the year
  - for cash by exercise of stock options at $.15 per share      400,000       60,000
  - for cash by exercise of stock options at $.35 per share      734,884      257,209
  - for cash by exercise of stock options at $.60 per share       85,000       51,000
  - for cash by exercise of stock options at $.50 per share      134,000       67,000
  - for cash by private placement at $.20 per share            1,500,000      300,000
  - for cash by private placement at $.18 per share           11,100,000    1,875,500
  - for cash by exercise of warrants at $.20 per share         1,500,000      300,000
  - for settlement of debt at $.18 per share                   5,363,201      965,376
  - for financing fee at $.18 per share                           80,000       14,400
                                                              ------------------------
Balance at December 31, 1999                                  46,643,098   31,160,947
                                                              ------------------------

PAN ASIA MINING CORP                                                      PAGE 5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE 6 - SHARE CAPITAL (CONT.)
--------------------------------------------------------------------------------------

                                                                  Shares         Value
                                                              ----------  ------------
Issued:
Balance at December 31, 1999                                  46,643,098   31,160,947
Issued during the year
  - by exercise of GFPL special warrants                       3,174,000            -
  - for cash by exercise of stock options at $.50 per share    1,081,000      540,500
  - for cash by exercise of stock options at $.37 per share    2,750,000    1,017,500
  - for cash by exercise of stock options at $.10 per share    1,350,000      135,000
  - for settlement of interest payable at  $.42 per share         31,746       13,333
  - for settlement of debt at $.18 per share                     680,555      122,500
  - for settlement of debt at $.14 per share                     442,485       61,948
  - for cash by private placement at $.10 per share           10,619,909    1,061,991
  - less: subscriptions receivable                                     -       (7,500)
                                                              ----------  ------------

Balance at December 31, 2000                                  66,772,793   34,106,219
Issued during the period
  - subscriptions received                                             -        7,500
  - for cash by exercise of stock options at $.10 per share    5,850,000      585,000
                                                              ----------  ------------

Balance at September 30, 2001                                 72,622,793  $34,698,719
                                                              ==========  ============

Included in issued capital are 5,000,000 performance shares held in escrow. These shares will be released at the rate of one share for each $2.00 of exploration expenditures by the Huixian copper/gold mine joint venture and if not released at the end of five years will be subject to cancellation. An additional 1,969,698 shares are held in escrow of which 1,594,698 shares were issued on the exercise of GFPL special warrants and 375,000 were issued to a company principal at $.01 per share. The release of these shares for trading is subject to the direction and approval of the CDNX. During 2000 the 375,000 shares were released from escrow.

At September 30, 2001, the Company had outstanding incentive stock options to directors and employees entitling the holders to purchase an aggregate of 3,950,000 common shares as follows:

 Options   Exercise Price   Expiry Date
---------  ---------------  ------------------
  900,000  $       .19      September 23, 2005
  500,000  $       .18      September 28, 2005
2,072,000  $       .10      September 17, 2003

At September 30, 2001, the Company had 2,000,000 share purchase warrants to purchase 2,000,000 shares at a price of $.14 until November 7, 2001, 5,500,000 share purchase warrants to purchase 5,500,000 shares at a price of $.14 until November 17, 2001 and 500,000 share purchase warrants to purchase 500,000 shares at a price of $.14 until December 7, 2001. In September 2001, the Company agreed to have the warrants extended for a period of 180 days.

The Company has received subscriptions of $307,225 pursuant to the exercise of warrants at a price of $.21 per share. To date, the shares have not been issued.


NOTE  7  -  RELATED  PARTY  TRANSACTIONS
--------------------------------------------------------------------------------

1.   The  Company  incurred  $Nil  (2000  -  $496,790;  1999  - $293,706; 1998 -
     $737,040) to a private company with a common director for cash advances, rent, administration expenses, and management fees. During the period, the Company made repayments of $Nil (2000 - $708,042; 1999 - $43,982 and settled debt of $83,542 with shares at $.18 per share) and at September 30, 2001, $38,472 (2000 - $38,472; 1999 - $249,724; 1998 - $83,542) was
     outstanding and is unsecured, non-interest bearing and without specific terms of repayment.

PAN ASIA MINING CORP                                                      PAGE 6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE  7  -  RELATED  PARTY  TRANSACTIONS  (CON'T)
--------------------------------------------------------------------------------

2.   The  Company  incurred $420,166 (2000 - $1,159,416; 1999 - $350,153; 1998 -
     $191,244) to a private Hong Kong company under common management for cash advances, and administrative and technical support services in China. The Company made repayments of $414,629 (2000 - $1,514,946; 1999 - $243,425) to
     this company and as a result, an amount of $43,581 was owing to this company at September 30, 2001 (2000 - $Nil; 1999 - $106,727; 1998 - nil).

3.   The Company incurred $659,435 (2000 - $Nil; 1999 - $2,164; 1998 - $174,284)
     to a private company under common management for cash advances, rent and administration expenses. During the period, the Company made repayments of $589,678 (2000 - $Nil) and as of September 30, 2001, $153,709 (2000 - $Nil)
     was outstanding. This debt is unsecured, non-interest bearing and without specific repayment terms. This private company has entered into an agreement in principle with the 701 Changma Diamond Mine joint venture for the exclusive marketing of all diamonds produced by the 701 mine.

4. The Company incurred $80,891 (2000 - $Nil; 1999 - $Nil; 1998 - Nil) to a private company controlled by related party for cash advances and management fees. At September 30, 2001, $80,891 (2000 - $Nil; 1999- $Nil; 1998 $121,914) was outstanding and is unsecured, non-interest bearing and without specific terms of repayment.

5. The Company incurred consulting fees, management fees, salaries and exploration and development costs which were paid directly and indirectly, through affiliated companies, to certain current or former officers and directors, shareholders and relatives of directors of the Company. The amounts incurred are summarized as follows:

                                    September 30,   December 31,   December 31,   December 31,
                                        2001            2000           1999           1998
                                   ------------------------------------------------------------
                                     (unaudited)
Consulting fees                    $       185,662  $      28,800  $     284,390  $     238,456
Management fees                            128,989        178,262         97,600         87,600
Salaries                                         -          8,775              -         25,650
Exploration and development costs          330,276        589,069              -         20,000
Business investigation costs                     -         35,000              -              -
Office and general                         116,469              -              -              -
                                   ------------------------------------------------------------
                                   $       761,396  $     839,906  $     381,990  $     371,706
                                   ============================================================


NOTE 8 - SUPPLEMENTAL DISCLOSURE FOR NON-CASH OPERATING, FINANCING AND INVESTING
--------------------------------------------------------------------------------
ACTIVITIES
----------

Significant  non-cash  transactions  include:

1. In the year ended December 31, 2000, the Company issued 442,485 shares to settle debt of $61,948 (1999 - 5,363,201 shares for debt of $965,376; 1998
     -2,935,489  shares  for  debt  of  $1,238,282).

2. The Company issued 680,555 shares in settlement of a finder's fee payable of $122,500 relating to a financing in 1999 at the price of $.18 per share.

3. In the year ended December 31, 2000, the Company issued 31,746 shares in settlement of interest payable of $13,333 at the price of $.42 per share.


NOTE  9  -  SUBSEQUENT  EVENTS
--------------------------------------------------------------------------------

1. Subsequent to September 30, 2001, the Company received regulatory approval of a loan arrangement with its President, who has put up 5,000,000 common shares of the Company to be sold privately to raise funds needed to finance the 701 diamond property. In accordance with the agreement, the Company agreed to issue 1,000,000 common shares at the deemed price of $0.10 as consideration for the above 5,000,000 common shares loaned to the Company.

PAN ASIA MINING CORP                                                      PAGE 7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE  9  -  SUBSEQUENT  EVENTS  (CON'T)
--------------------------------------------------------------------------------

2. On October 11, 2001, the Company agreed to grant incentive stock options for the purchase of an aggregate of 4,218,000 common shares at the exercise price of $0.10 per share for a period of two years. Of the total 4,218,000 stock options, 2,780,000 were exercised in November 2001.

3. On November 6, 2001, the Company announced a private placement of up to 31,362, 000 units at the price of $0.10 per unit to raise gross proceeds of $3,136,000 subject to a payment of finder fees in the amount of $189,310. Each unit will be comprised of one common share and one share purchase warrant. Each warrant will entitle the holder to purchase one additional common share at the price of $0.10 per share for a period of three years. The closing of this financing is subject to regulatory approval.

NOTE  10  -  UNITED  STATES  ACCOUNTING  PRINCIPLES
--------------------------------------------------------------------------------

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Except for the adjustments and disclosures set out below, these consolidated financial statements also comply, in all material respects, with accounting principles generally accepted in the United States ("US GAAP").

a)   RECONCILIATION  OF CANADIAN GAAP TO US GAAP - CONSOLIDATED BALANCE SHEETS

                                                    September 30,           December 31,
                                                         2001           2000          1999
                                                    ------------------------------------------
                                                      (unaudited)
Total assets using Canadian GAAP                    $    4,149,285   $3,979,810   $21,425,834
Add (deduct) adjustments for:
  Interests in mineral properties (1)                     (452,324)    (419,374)   (4,659,711)
                                                    ------------------------------------------
Total assets using US GAAP                          $    3,696,961   $3,560,436   $16,766,123
                                                    ==========================================
Total liabilities using Canadian GAAP and US GAAP   $      720,018   $  472,911   $ 1,035,022
                                                    ==========================================
Total shareholders' equity using Canadian GAAP      $    3,429,267   $3,506,899   $20,390,812
Add (deduct) adjustments for:
  Interests in mineral properties (1)                     (452,324)    (419,374)   (4,659,711)
                                                    ------------------------------------------
Total shareholders' equity using US GAAP            $    2,976,943   $3,087,525   $15,731,101
                                                    ==========================================

RECONCILIATION  OF  CANADIAN  GAAP  TO US GAAP - CONSOLIDATED STATEMENTS OF LOSS

                                                     Nine months ended            Year ended December 31,
                                                       September 30,
                                                            2001             2000           1999          1998
                                                    --------------------------------------------------------------
                                                         (unaudited)
Net income (loss) using Canadian GAAP               $         (670,132)  $(19,871,430)  $(8,827,976)  $(1,394,318)
Add (deduct) adjustments for:
  Mineral property exploration costs (1)                       (75,603)      (283,235)     (363,130)        6,870
  Mineral property impairment provision (1)                     42,653      4,523,572     2,560,954             -
  Unrealized foreign exchange gains and losses (2)              (4,489)        (3,252)       (4,321)       22,437
  Stock-based compensation (3)                                (182,703)             -             -             -
  Principal escrow shares (4)                                        -        (48,750)            -             -
                                                    --------------------------------------------------------------
Net loss using US GAAP                                        (890,274)   (15,683,095)   (6,634,473)   (1,365,011)
  Unrealized foreign exchange gains and losses (2)               4,489          3,252         4,321       (22,437)
                                                    --------------------------------------------------------------
Comprehensive loss using US GAAP                    $         (885,785)  $(15,679,843)  $(6,630,152)  $(1,387,448)
                                                    ==============================================================
Net loss per share using US GAAP                    $            (0.01)  $      (0.34)  $     (0.22)  $     (0.08)
                                                    ==============================================================
Comprehensive loss per share using US GAAP          $            (0.01)  $      (0.34)  $     (0.22)  $     (0.08)
                                                    ==============================================================

PAN ASIA MINING CORP                                                      PAGE 8
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


NOTE  10  -  UNITED  STATES  ACCOUNTING  PRINCIPLES  (CON'T)
--------------------------------------------------------------------------------

The following are the areas of difference between Canadian GAAP and US GAAP and their impact on the consolidated financial statements of the Company:

(1)  Mineral  property  costs
     Under Canadian GAAP, mineral property acquisition, exploration and development costs are deferred and amortized as described in Notes 2 and 5. Under US GAAP, costs of unproven mineral properties are expensed as incurred until such time as proven and probable reserves are discovered. Under both Canadian GAAP and US GAAP, the carrying value of the Company's Mineral properties is reviewed periodically for impairment (see below).

(2)  Unrealized  foreign  exchange  gains  and  losses
     Under Canadian GAAP, unrealized foreign exchange gains and losses arising from foreign currency translations are included in the determination of net income for the year. Using US GAAP, these amounts are excluded from the determination of net income for the year and included in the determination of comprehensive income for the year.

(3)  Stock-based  compensation
     Under Canadian GAAP, no compensation expense is recorded in connection with the granting of stock options. Using US GAAP, a compensation expense is recorded in the period in connection with stock options granted to non-employees pursuant to SFAS No. 123 . During the nine month period ended September 30, 2001, the Company granted options to certain consultants resulting in a compensation expense of $182,703 which was determined by applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, a risk-free interest rate of 5%, an expected life of three years and an expected volatility of 176% (see below).

(4)  Escrow  Shares
     Under Canadian GAAP, the release from escrow of common shares issued to company principals does not require the recording of any additional compensation expense in the financial statements. Under US GAAP, principal common shares released from escrow at the determination of regulatory authorities, are required to be recorded as additional compensation at fair value as at the date of the release. In 2001, 350,000 shares were released from escrow resulting in the recording of additional fair value compensation of $48,750 under US GAAP.

(5)  Weighted  average  number  of  shares  outstanding
     Under Canadian GAAP, shares held in escrow are included in the determination of weighted average number of shares outstanding. In making this determination using US GAAP, the shares held in escrow are excluded. The weighted average number of shares outstanding in accordance with US GAAP is as follows:

                                                 Nine months ended         Year ended December 31,
                                                    September 30,
                                                       2001            2000         1999         1998
                                                ---------------------------------------------------------
                                                    (unaudited)
Weighted average number of shares outstanding
   Using Canadian GAAP                                 68,076,639   52,708,793   36,190,623   23,069,922

Less: shares held in escrow                            (6,969,698)  (6,969,698)  (5,750,000)  (5,750,000)
                                                ---------------------------------------------------------
Weighted average number of shares outstanding
   using US GAAP                                       61,106,941   45,739,095   30,440,623   17,391,922
                                                 ========================================================

PAN ASIA MINING CORP                                                      PAGE 9
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)



NOTE 10 - UNITED STATES ACCOUNTING PRINCIPLES (CON'T)
--------------------------------------------------------------------------------

b)   STATEMENTS  OF  CASH  FLOWS

     Under US GAAP, the effect of exchange rate changes on cash, which result from foreign currency translations, is shown on a separate line in the statement of cash flows. Under Canadian GAAP, this amount is not disclosed separately as it is used in the determination of net income for the year. The effects of exchange rate changes on cash, as disclosed separately under US GAAP, are as follows:

                                          Nine months ended       Year ended December 31,
                                            September 30,
                                                2001           2000       1999        1998
                                          ------------------  ---------  ---------  ----------
                                              (unaudited)
Effect of exchange rate changes on cash   $            4,489  $   3,252  $   4,321  $ (22,437)

c)   STOCK-BASED  COMPENSATION

     Under US GAAP, the Company accounts for stock-based compensation in respect to stock options granted to employees (and officers) using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the following pro-forma information is provided as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model assuming a dividend yield of 0%, risk-free interest rates ranging from 4.9% to 6.2%, expected option lives of one to five years and expected volatilities ranging from 163% to 218%.

                                              Nine months ended            Year ended December 31,
                                                September 30,
                                                    2001              2000           1999          1998
                                             -------------------  -------------  ------------  ------------
                                                (unaudited)
Net loss using US GAAP                       $         (890,274)  $(15,683,095)  $(6,634,473)  $(1,365,011)

Pro-forma stock-based compensation                     (375,835)    (1,463,284)     (574,833)   (1,562,682)

Pro-forma net loss using US GAAP             $       (1,266,109)  $(17,146,379)  $(7,209,306)  $(2,927,693)

Pro-forma net loss per share using US GAAP   $            (0.02)  $      (0.38)  $     (0.24)  $     (0.17)

d)   ACCUMULATED  OTHER  COMPREHENSIVE  INCOME

     Under Canadian GAAP, unrealized foreign exchange gains and losses arising from foreign currency translations are included in the determination of net income (loss) for the period. Using US GAAP, these amounts are excluded from the determination of net income (loss) for the period and included in the determination of comprehensive income (loss) for the period and are displayed as a separate component of stockholders' equity. The balance of accumulated other comprehensive income (loss) is as follows:

                                                  September 30,              December 31,
                                                      2001           2000        1999        1998
                                                   (unaudited)
                                                 ---------------------------------------------------
Accumulated other comprehensive income (loss),
  Beginning of the period                        $      (12,664)  $ (15,916)  $ (20,237)  $   2,200

  Unrealized foreign exchange gains (losses)              4,489       3,252       4,321     (22,437)
                                                 ---------------------------------------------------


PAN ASIA MINING CORP                                                     PAGE 10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (UNAUDITED), DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------
(Expressed in Canadian Dollars)


Accumulated other comprehensive income,
  End of the period                              $       (8,175)  $ (12,664)  $ (15,916)  $ (20,237)
                                                 ===================================================


NOTE  10  -  UNITED  STATES  ACCOUNTING  PRINCIPLES  (CON'T)
--------------------------------------------------------------------------------

e)   INTEREST  IN  MINERAL  PROPERTIES

     Under Canadian GAAP, mineral property acquisition, exploration and development costs are deferred and amortized as described in Notes 2 and 5. Under US GAAP, costs of unproven mineral properties are expensed as incurred until such time as proven and probable reserves are discovered. Certain of the Company's mineral properties have proven and probable reserves and certain of the properties are unproven. Under US GAAP, acquisition, exploration and development costs of unproven properties have been expensed as incurred which subsequently results in a different impairment provision being taken under US GAAP than under Canadian GAAP. A summary of the difference in the Company's Interest in Mineral properties between Canadian GAAP and US GAAP is as follows:


                                                         September     Year end      Year end      Year end
                                                            30,
                                                           2001          2000          1999          1998
                                                        -----------------------------------------------------
                                                         (unaudited)
Interest in Mineral Properties, Canadian GAAP           $3,864,417   $ 3,576,794   $21,302,351   $27,101,597
                                                        -----------------------------------------------------
Adjustments to reconcile to US GAAP:
   Cumulative carryforward adjustment                     (419,374)   (4,659,711)   (6,857,535)   (6,864,405)
   Exploration and development costs for the period        (75,603)     (283,235)     (363,130)        6,870
   Mineral property impairment provision                    42,653     4,523,572     2,560,954             -
                                                        -----------------------------------------------------
   Total adjustment                                       (452,324)     (419,374)   (4,659,711)   (6,857,535)
                                                        -----------------------------------------------------
Interest in Mineral Properties, US GAAP                 $3,412,093   $ 3,157,420   $16,642,640   $20,244,062
                                                        =====================================================

f)   RECENT  UNITED  STATES  ACCOUNTING  PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including instruments embedded in other contracts, and hedging activities. It requires that an entity recognize all derivatives; as either assets or liabilities and measure those instruments at fair value. SFAS 133 is effective for financial statements for fiscal years beginning after June 15, 1999. The Company does not expect that the implementation of this standard will have a material impact on its financial statements prepared in accordance with U.S. GAAP.

     On March 31, 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998. The Company does not expect that the implementation of this standard will have a material impact on the Company's financial position or results of operations prepared in accordance with U.S. GAAP

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations", which eliminates the pooling method of accounting for business combinations initiated after June 30, 2001. In addition, SFAS 141 addresses the accounting for intangible assets and goodwill acquired in a business combination. This portion of SFAS 141 is effective for business combinations completed after June 30, 2001. The Company does not expect that the implementation of this standard will have a material impact on the Company's financial position or results of operations prepared in accordance with U.S. GAAP.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Intangible Assets", which revises the accounting for purchased goodwill and intangible assets. Under SFAS 142, goodwill and intangible assets with indefinite lives will no longer be amortized and will be tested for impairment annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, with earlier adoption permitted. The Company does not expect that the implementation of this standard will have a material impact on the Company's financial position or results of operations prepared in accordance with U.S. GAAP.


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